EXHIBIT 99.1

Contact: Briana Ochiltree
Briana.ochiltree@blackcreekgroup.com
720-728-3109
FOR IMMEDIATE RELEASE:
Black Creek Group Expands Footprint with Acquisition of Two Multifamily Properties
DENVER, July 9—Black Creek Group, a Denver-based real estate investment manager and development firm with a more than 25-year history, today announced the acquisition of two multifamily properties through its investment platform, Black Creek Diversified Property Fund – a perpetual-life, non-traded monthly NAV REIT that owns and operates high-quality commercial real estate across the industrial, office, retail and multifamily sectors.
The first property, The Daley at Shady Grove Metro, is a 333-unit property in Rockville, MD that was 95 percent leased at the time of closing. The second property, Broadstone Winter Park, is a 268-unit property in Winter Park, FL that was 85 percent leased at the time of closing. The acquisition of the properties comes shortly after the firm completed the sale of 655 Montgomery St., a 263,000 square foot office building in San Francisco, CA and Rialto, a 155,000 SF office project in Austin, TX.
“Black Creek Diversified Property Fund is committed to providing investors with exposure to institutional-quality assets that span the four major sectors,” said Greg Moran, Black Creek Diversified Property Fund’s Chief Investment Officer. “Focusing on value creation across market cycles, we understand that demand for property types will change which is why we are an active portfolio manager prepared to capitalize on opportunities as conditions change. Multifamily and industrial are two sectors that continue to exhibit strong demand and fundamentals so our expansion within those areas is likely to continue to be a priority.”
Black Creek Diversified Property Fund has had an active start to 2019, with over $450 million of acquisition and disposition activity. Since the beginning of the year, it has increased its industrial holdings with the acquisition of a 245,000 square foot asset in San Antonio, TX and a 218,000 square foot asset in Greater Cincinnati. In addition to the sale of the office properties in San Francisco and Austin, the fund also disposed of two retail outparcels in Raleigh, NC. Currently, Black Creek Diversified Property Fund holds 49 properties totaling 8.2 million square feet and is currently 92 percent leased.
“Historically commercial real estate has been one of the strongest performing asset classes, yet many individual investors did not have access to it and as such are under-allocated,” said Raj Dhanda, Black Creek Group’s Chief Executive Officer. “Now the asset class is becoming more accessible with investor friendly-structures and greater transparency which means we can only expect to see investors seek to increase their allocations – driving capital which in turn will support an already strong market.”
About Black Creek Group:
Black Creek Group is an experienced real estate investment management and development firm that has bought or built over $19 billion of investments over its more than 25-year history. The firm manages diverse investment offerings across the spectrum of commercial real estate – including office, industrial, retail and multifamily – providing a range of investment solutions for both institutional and wealth management channels. Black Creek Group has nine offices across North America with more than 300 professionals. More information is available at www.blackcreekgroup.com.

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